Exhibit 10.2

BANK OF HAWAII CORPORATION

130 Merchant Street

Honolulu, Hawaii  96813

July 23, 2010

Mr. Allan R. Landon

Chairman and Chief Executive Officer

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii  96813

Dear Al:

The Board of Directors has asked me to accept on its behalf your decision to retire as Chairman and Chief Executive Officer and to resign from the Board and your other positions at Bank of Hawaii Corporation and its affiliates (collectively, the Company) effective at 12:00 noon HST on July 30, 2010.  We unanimously agree that it has been an honor and a privilege to work with someone of your business acumen, leadership skills and unquestioned integrity.

The Board has reviewed carefully your record of accomplishment during your period of service, your positions of increasing responsibility since you came to the Company in 2000 and your many accomplishments as Chief Executive Officer as well as corporate and your individual performance for the first half of the year.  I am pleased to tell you that, following that review, the Board, with the recommendation and approval of its compensation committee, has decided to take the following actions:

1.  In light of the Company’s financial performance for the first half of 2010 and your accomplishments during that period, you will receive $435,000 as your pro rated final award for 2010 under the Executive Incentive Plan (“EIP”) in addition to your salary and vested benefits.

2.  In consideration of your extraordinary achievements, your requests to limit your compensation in recent years and your agreement to the non-competition and other covenants set out below, you will receive an additional payment of $1,125,000 and a further payment of $100,000 to help defray your moving and other expenses associated with the relocation of your principal residence to the mainland.

3.  You will be entitled to receive these payments as soon as practicable on or after August 2, 2010.  They will be provided less all applicable withholdings.  The payment described in Section 1 will count as compensation for purposes of any other Company compensation or benefit plans, programs or arrangements to the same extent as EIP payments made by the Company in respect of full year performance.  The payments described in Section 2 will not count as compensation for purposes of any other Company compensation or benefit plan, program or arrangement.

Your services for the Company have been unique, you have had access to our most sensitive and confidential information, you have made extensive connections and played a valuable role in the community, and you, in very significant ways, have been the public face of the Company during your tenure as Chief Executive Officer.  As a matter of proper stewardship, then, the Board asks that you sign this letter agreeing during the first twelve months after your retirement, to neither, directly or indirectly:

(a) become involved as an employee, director or consultant with any commercial bank or savings institution headquartered in the state of Hawaii (or parent or affiliate of any such bank or savings institution if you have responsibility for operations in Hawaii),

(b) solicit business of the same or similar type being carried on by the Company from any person or entity known by you to be a customer of the Company, whether or not you had personal contact with such person or entity by reason of your employment with the Company, or

(c) whether for yourself or any other person or entity, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company or induce or attempt to induce any employee of the Company to terminate his or her employment with the Company.

Al, let me reiterate the Board’s deep appreciation for your extraordinary dedication and service to the Company.  You truly have represented the values and mission of our organization.  We wish you and Sue all the best as you enter this next stage of your lives and we look forward to remaining in touch over the years ahead.

Sincerely yours,

Mary G. F. Bitterman,
Lead Independent Director
On behalf of Bank of Hawaii Corporation

Agreed and accepted
as of the date first above written

Allan R. Landon